EXHIBIT 10.10

SUMMARY OF SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective March 15, 2006, Hologic, Inc. (the “Company”) adopted a Supplemental Executive Retirement Plan (the “SERP”), to provide non-qualified retirement benefits to a select group of senior management and highly compensated employees of the Company. The SERP is a deferred compensation plan for a select group of highly-compensated employees of the Company, including the executive officers. Eligible employees are entitled to elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to the SERP. In addition, the Company has the discretion to make annual discretionary contributions on behalf of participants in the SERP. Each Company contribution is subject to a three year vesting schedule, such that each contribution is 1/3rd vested each year and is fully vested 3 years after the contribution is made. The Company contributions become fully vested upon death or disability of the participant or a change in control of the Company. Voluntary contributions made by the participant are 100% vested.

A separate SERP account will be established for each participant, and each account will be credited with earnings, if any, based on the performance of valuation funds held in which the account is invested. The obligations under the SERP will be general unsecured obligations by the Company to pay money in the future. The Company has the option to establish a rabbi-trust to serve as a source of funds from which it can satisfy the obligations under the SERP. Participants in the SERP will have no rights to any assets held by rabbi-trust, except as general creditors of the Company. A participant’s rights to any amounts credited to such participant’s SERP account may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant and may only pass upon the participant’s death pursuant to a beneficiary designation made by a participant in accordance with the terms of the SERP.

A participant is entitled to his SERP benefits upon the earlier of his normal retirement date (as defined in the SERP) or termination of employment. SERP benefits will equal the total of the following: participant’s deferrals and the vested portion of Company discretionary contributions, plus earnings thereon. SERP benefits are paid in lump sum or, at the participant’s election, in annual installments for a period of up to fifteen (15) years. Distributions of SERP benefits will be made on or about January 15th immediately following the earlier of his normal retirement date or termination of employment or, if later, forty-five (45) days following the earlier of his normal retirement date or termination of employment. In certain instances, distributions may not be made to a participant until six months after the participant’s separation. The participant may also elect to receive a portion of his in-service deferral account by making an election at the time he or she elects to make a contribution to the SERP and may receive an early hardship distribution if he or she suffers a financial hardship.